LAW OFFICES OF

                                 DAVID L. KAGEL
                           A PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, 25TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                           TELEPHONE: (31 0) 553-9009
                            FACSIMILE: (310) 553-9693
                          E-MAIL: DKAGEL@EARTHLINK.NET

                                September 9, 2003


VIA FAX (818) 991-5838
-------------------------

Ohana Enterprises, Inc.
2899 Agoura Road, #168
Westlake Village, California 91367

Attention: Catherine Thompson, Chief Financial Officer

     Re:  Retainer Agreement
          ------------------

Dear Ms. Thompson:

     In accordance with our previous conversations with you this letter when signed by you will constitute the agreement whereby this office will render legal services for Ohana Enterprises, Inc. (you or the Company) and you will pay for such services. It applies to matters for which we are currently being retained and to all other services we may perform for you in the future. The fee arrangements between attorney and client are not fixed by law and are negotiable until agreement is reached. Please review this agreement carefully and if you concur with its terms and conditions, please sign and return a signed copy to us. Please telephone the undersigned if you have any questions concerning any portion of this letter.

     You have requested us to represent the Company in connection with an action against Gerald Nolan for damages based upon his activities as an officer and director of the Company.

     In providing the legal representation necessary for these matters, we will expend such time and effort as we deem reasonable and appropriate to adequately represent you. You will be kept informed of progress by being sent copies of correspondence, filings, documents and other significant data.

     In connection with these services we will bill you at the rate of $400 per hour for partners, $300 per hour for senior associates and $75 per hour for secretarial services. These rates are subject to increase from time to time and your failure to object to any increase after you have received a statement reflecting such increase or notice from us will be deemed acquiescence by you in our providing services to you at such increased rate.

     For all services performed you will also be billed for out-of-pocket expenses including, but not limited to long distance telephone calls, facsimile transmission service, photocopying, messenger and package delivery services, and filing fees. You will pay in advance to us in cash amounts necessary to cover out-of-pocket expenses, such as transportation, filing fees and the like.

Catherine  Thompson
September  9,  2003
Page 2


     Travel time is billed at standard rates with the exception that matters requiring travel outside Los Angeles County where there is not a return to our office within the same day are billed at no more than $3,500 per day. In all cases, calculations include time expended traveling from our office or home and returning thereto.

     All persons and entities signing this agreement confirm their authority to bind them for all legal fees and costs incurred by them. If it should be necessary to take legal action, including arbitration or litigation, in order to collect our fees and costs, the prevailing party shall be entitled to have its reasonable attorneys' fees and costs paid by the non-prevailing party.

     Bills are rendered in a standard formula which may not include specific itemization for each service rendered unless such itemization has been previously requested. Bills also may not specify the particular date on which each item was performed or the allocation of portions of the fee to specific services performed. If a detailed itemization is required, it will be provided at your request. We will be happy to discuss any particular bill with you at any time and to provide you with a detailed analysis of any items which you may desire.

     All bills are payable upon receipt and a carrying charge of one and one-half percent (1-1/2%) per month will be added to all unpaid amounts after thirty (30) days. If any bill has not been paid within thirty days after mailing, we may elect not to render additional services until your account has been brought current.

     You may direct us to cease working on your behalf, or to transfer your matter to other counsel of your choice, at any time that you elect to do so. If you should elect to terminate your relationship with us, or to substitute other counsel in our place, we will be entitled to be paid at our then prevailing hourly rates for the time we have incurred to that point. Should you request your file, we will provide it as required by California Rule of Professional
                                                 -------------------------------
Conduct  3-700(D)(1).  However,  you  will  be  required to pay, in advance, our
-------
actual cost of copying the file for our records.

     Subject to our clients contrary instructions, it is our policy to destroy each clients legal file five years after it is closed. If you desire that we retain this file for a longer period, please so advise us in writing prior to the expiration of the five year period.

     You agree to keep us advised of your current telephone numbers and address at all times until one year after our services under this agreement are concluded, so that we are always able to reach you when we need to. We likewise agree to notify you of any change in our telephone numbers and address.

     You have agreed to issue to and we have agreed to accept, in payment of our fees, shares of your common stock (the Shares) registered under the Securities Act of 1933, as amended on Form S-8. You have agreed to issue to David L. Kagel, personally, 100,000 Shares which shall be deposited in a brokerage account and sold in open transactions from time to time. We will credit you with the net proceeds of such sales when they are realized. You have also agreed to pay us a retainer of $1,000 upon the execution of this Agreement. None of the legal services which this firm shall render for you shall be in

Catherine  Thompson
September  9,  2003
Page 3


connection with capital raising activities, market making or promotion of your common stock.

     Rule  3-300 of the California Rules of Professional Conduct requires that a
                        ----------------------------------------
member of the State Bar not enter into a business transaction with a client or knowingly acquire an ownership interest adverse to a client unless (a) the transaction and its terms are fair and reasonable to the client and are fully disclosed and transmitted in writing to the client in a manner which should reasonably have been understood by the client; (b) the client is advised in writing that the client may seek the advice of an independent lawyer of the clients choice and is given a reasonable opportunity to seek that advice; and
(c) the client thereafter consents in writing to the terms of the transaction. Our acquisition of the Shares constitutes a transaction covered by Rule 3-300. We believe the terms of the transaction are fair and reasonable to you and that we have fully disclosed those terms. You may seek the advice of an independent lawyer of your choice. Your signature below constitutes your consent to the issuance of the Shares.

     Many of our communications with you may be in the form of facsimile transmissions, e-mail messages and cell phone conversations. You should be aware that these methods of communication may not be secure and that accordingly, other persons not authorized by either of us may obtain or have access to such communications. In such event the attorney-client privilege which would otherwise attach to these communications may be compromised. Unless you advise us in writing to the contrary, we will assume that you have no objection to use of these means of communications.

     By your signature below you are confirming that you have been duly authorized by the Board of Directors of the Company to enter into this agreement for and on behalf of the Company.

     Please confirm our agreement as set forth above by executing this letter where indicated below and returning it to us together with a retainer of $1,000. Thank you for your confidence in our firm.

Very  truly  yours,



/s/ David L. Kagel

DAVID  L.  KAGEL
DLK/njh

OHANA  ENTERPRISES,  INC.




BY: /s/ Catherine Thompson
   ----------------------------------
     CATHERINE  THOMPSON
CHIEF  FINANCIAL  OFFICER


Ohana\Retainer